Exhibit 99

United Bancorp, Inc.

              P. O. BOX 10 — MARTINS FERRY, OHIO 43935 — Phone: 740/633-BANK             Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:                 11:00 AM             November 20, 2014

Subject: United Bancorp, Inc. Increases Quarterly Cash Dividend Producing a Forward Yield of 4.45%

MARTINS FERRY, OHIO ¿¿¿ On November 19, 2014, the Board of Directors of United Bancorp, Inc. (UBCP) increased the fourth quarter dividend payment to $0.09 per common share from the previous quarterly dividend rate of $0.08 per common share, a 12.5% increase. This increased cash dividend is a reflection of UBCP’s positively trending core earnings and will be payable December 19, 2014 to shareholders of record on December 9, 2014.

The United Bancorp Inc. Board of Directors approved this cash dividend increase based on the Company’s solid earnings as well as United Bancorp Inc.’s strong capital position. This cash dividend payment represents a total payout of $0.33 per common share in the current year and produces a forward dividend yield of 4.45% based on the present market price of the stock.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of approximately $402.8 million and total shareholder’s equity of approximately $40.1 million as of September 30, 2014. Through its single bank charter with its nineteen banking offices, a dedicated training center and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens and Fairfield and through its Citizens Bank Division serves the Ohio Counties of Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109. Please visit our website www.unitedbancorp.com for more information.